Exhibit 99

News Release

Contacts:	Layne Christensen Company
Jerry W. Fanska
Sr. Vice President Finance
913-677-6858 www.laynechristensen.com
TUESDAY, DECEMBER 4, 2007
LAYNE CHRISTENSEN REPORTS THIRD QUARTER FISCAL 2008 EARNINGS
•	Revenues set quarterly record up 21.2% to $225.2 million from $185.8 million in the prior year.

•	Earnings per share increased $0.09 to $0.59 per share, up 18.0% from the prior year.

•	Water and wastewater infrastructure division revenues and earnings up 18.8% and 6.3%, respectively, from the prior year.

•	Mineral exploration division revenues and earnings up 19.2% and 16.0%, respectively, from the prior year.

•	Energy division revenues and earnings up 47.5% and 38.1%, respectively, from the prior year.

•	Other segment revenues double to $5.5 million, contributing $2.0 million in increased income before income taxes from the prior year.

Financial Data	Three Months		%	Nine Months		%
(in 000’s, except per share data)	10/31/07	10/31/06	Change	10/31/07	10/31/06	Change

Segment revenues
—Water & wastewater infrastructure	$162,255	$136,586	18.8%	$475,604	$387,607	22.7%
—Mineral exploration	47,380	39,749	19.2	130,885	111,615	17.3
—Energy	10,054	6,814	47.5	29,007	17,803	62.9
—Other	5,537	2,675	107.0	9,189	12,662	(27.4)

Total revenues	$225,226	$185,824	21.2	$644,685	$529,687	21.7

Net income	9,929	7,762	27.9	27,650	19,596	41.1
Dilutive EPS	$0.59	$0.50	18.0	$1.70	$1.27	33.9
Weighted average dilutive shares outstanding	16,874	15,524	8.7	16,233	15,472	4.9

“The quarter overall came in fairly solid. The minerals and energy sides of our business are still experiencing double digit growth in both revenues and earnings. Water and wastewater infrastructure is still strong and benefited from acquisitions made in the Reynolds’ product lines. Special projects in Africa and Canada, classified in our other segment business, also contributed very positively to earnings. The fourth quarter will be the Company’s toughest year over year comparison. A lot will depend on the weather and the extent of the year end shut down in mining. We entered the quarter with a record backlog so our foundation looks pretty firm at this time.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Tuesday, December 4, 2007 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the third quarter ended October 31, 2007 of $9,929,000, or $0.59 per diluted share, compared to net income of $7,762,000, or $0.50 per diluted share last year.
Revenues for the three months ended October 31, 2007 increased $39,402,000, or 21.2%, to $225,226,000 while revenues for the nine months ended October 31, 2007 increased $114,998,000, or 21.7%, to $644,685,000 from the same periods last year. Revenues were up across all divisions with the main increase in the water and wastewater infrastructure division, including the impact of the acquisitions of American Water Services Underground Infrastructure Inc. (“UIG”) in November 2006 and Collector Wells International Inc. (“CWI”) in June 2006. A further discussion of results of operations by division is presented below.
Selling, general and administrative expenses were $31,457,000 and $89,977,000 for the three and nine months ended October 31, 2007, compared to $26,724,000 and $75,324,000 for the same periods last year. The increases for the three and nine months ended October 31, 2007, respectively, were primarily the result of $1,457,000 and $4,807,000 in expenses added from the acquisitions of UIG and CWI, wage and benefit increases of $1,214,000 and $3,971,000 and share based compensation increases of $347,000 and $478,000. Although down slightly for the three months ended October 31, 2007 incentive compensation expense contributed $2,227,000 to the increase for the nine months ended.
Depreciation, depletion and amortization were $11,228,000 and $31,927,000 for the three and nine months ended October 31, 2007, compared to $8,673,000 and $23,139,000 for the same periods last year. The increases for the three and nine months ended October 31, 2007, respectively, were primarily the result of increased depletion expense of $881,000 and $3,360,000 resulting from the increase in production of unconventional gas from the Company’s energy operations and increased depreciation from property additions and acquisitions in the other divisions.
Equity in earnings of affiliates was $2,157,000 and $6,027,000 for the three and nine months ended October 31, 2007, compared to $1,388,000 to $2,892,000, for the same periods last year. The increases reflect continued strong performance in mineral exploration by affiliates in Latin America and, for the nine months, the absence of inclement weather which affected their results in the early months of the prior year.
Interest expense was $2,517,000 and $7,744,000 for the three and nine months ended October 31, 2007, compared to $2,551,000 and $7,180,000 for same periods last year. The increase for the nine months was primarily a result of increases in the Company’s average borrowings from the prior year in conjunction with the financing of the UIG and CWI acquisitions.
Income tax expense was recorded at an effective tax rate of 43.8% and 44.2% for the three and nine months ended October 31, 2007 compared to an effective rate of 45.4% and 46.5% for the same periods last year. The improvement in the effective rates was primarily attributable to an increase in pre-tax earnings, especially in international operations, and the resolution of certain tax contingencies. The effective rates in excess of the statutory federal rate for the periods were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues	$162,255	$136,586	$475,604	$387,607
Income before income taxes	10,647	10,015	34,422	27,423
Water and wastewater infrastructure revenues increased 18.8% to $162,255,000 and 22.7% to $475,604,000 for the three and nine months ended October 31, 2007, compared to $136,586,000 and $387,607,000 for the same periods last year. The increase in revenues for the three months ended was primarily due to the increases from the UIG acquisition of $11,721,000, year over year improvement in collector well revenues following the CWI acquisition of $4,825,000, and increases in revenues from wastewater infrastructure projects in the southeastern United States of $9,160,000. The increase in revenues for the nine months ended was primarily due to increases from the UIG and CWI acquisitions of $39,984,000, increases in collector well revenues of $4,825,000 following the acquisition and increases in revenues from certain wastewater infrastructure projects in the southeastern United States of $22,291,000.
Income before income taxes for the water and wastewater infrastructure division increased 6.3% to $10,647,000 and 25.5% to $34,422,000 for the three and nine months ended October 31, 2007, respectively, compared to $10,015,000 and $27,423,000 for the same periods last year. The increase in income before income taxes for the three months ended was primarily due to the increases from the UIG acquisition of $1,036,000 and improvement in collector well income following the CWI acquisition of approximately $1,400,000, offset by decreased earnings of $2,200,000 from certain large wastewater plant projects in the southeastern United States which are nearing completion. The increase in income before income taxes for the nine months ended was primarily due to increases from the UIG and CWI acquisitions of $2,166,000, increased earnings from certain of the wastewater projects in the southeastern United States of $2,948,000 and recovery of previously written off costs of $1,626,000 associated with a ground water transfer project in Texas.
The backlog in the water and wastewater infrastructure division was $376,506,000 as of October 31, 2007, compared to $306,939,000 as of October 31, 2006.
Mineral Exploration Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues	$47,380	$39,749	$130,885	$111,615
Income before income taxes	9,033	7,789	26,075	19,963
Mineral exploration revenues increased 19.2% to $47,380,000 and 17.3% to $130,885,000 for the three and nine months ended October 31, 2007, respectively, compared to $39,749,000 and $111,615,000 for the same periods last year. The increases were primarily attributable to continued strength in the Company’s markets due to relatively high gold and base metal prices.
Income before income taxes for the mineral exploration division increased 16.0% to $9,033,000 and 30.6% to $26,075,000 for the three and nine months ended October 31, 2007, respectively, compared to $7,789,000 and $19,963,000 for the same periods last year. The improved earnings in the division were primarily attributable to continued strength in the Company’s markets, especially in North America, and an increase of $769,000 and $3,135,000 in equity earnings of affiliates in Latin America for the three and nine month periods, respectively.
Energy Division
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues	$10,054	$6,814	$29,007	$17,803
Income before income taxes	3,263	2,362	9,834	6,340
Energy revenues increased 47.5% to $10,054,000 and 62.9% to $29,007,000 for the three and nine months ended October 31, 2007, respectively, compared to $6,814,000 and $17,803,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company’s unconventional gas properties.
Income before income taxes for the energy division increased 38.1% to $3,263,000 and 55.1% to $9,834,000 for the three and nine months ended October 31, 2007, respectively, compared to $2,362,000 and $6,340,000 for the same periods last year. The increases in income before income taxes were primarily due to the increase in production noted above.
Other
(in thousands)

	Three months ended		Nine months ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues	$5,537	$2,675	$9,189	$12,662
Income before income taxes	2,872	829	3,477	3,550
Included in Other for the three and nine months ended October 31, 2007 was $3,166,000 in revenues associated with two contracts to provide consulting and logistical support for international projects in Canada and Africa. Included in the nine months ended October 31, 2006 was $8,798,000 in revenues associated with a contract to provide equipment and supplies to an international oil exploration company. Excluding the effect of these activities, the remainder of the operations included in this segment were consistent period over period.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,760,000 and $16,653,000 for the three and nine months ended October 31, 2007, respectively, compared to $4,230,000 and $13,448,000 for the same periods last year. The increases for the periods were primarily due to wage and benefit increases of $272,000 and $806,000, increased incentive compensation of $102,000 and $517,000, increased compensation to directors of $262,000 and $521,000 and increased share based compensation to employees of $347,000 and $478,000.
Summary of Operating Segment Reconciliation Data
 (in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues
Water and wastewater infrastructure	$162,255	$136,586	$475,604	$387,607
Mineral exploration	47,380	39,749	130,885	111,615
Energy	10,054	6,814	29,007	17,803
Other	5,537	2,675	9,189	12,662

Total revenues	$225,226	$185,824	$644,685	$529,687

Equity in earnings of affiliates Mineral exploration	$2,157	$1,388	$6,027	$2,892

Income before income taxes and minority interest
Water and wastewater infrastructure	$10,647	$10,015	$34,422	$27,423
Mineral exploration	9,033	7,789	26,075	19,963
Energy	3,263	2,362	9,834	6,340
Other	2,872	829	3,477	3,550
Unallocated corporate expenses	(5,760)	(4,230)	(16,653)	(13,448)
Interest	(2,517)	(2,551)	(7,744)	(7,180)

Total income before income taxes and minority interest	$17,538	$14,214	$49,411	$36,648

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Nine Months
	Ended October 31,		Ended October 31,
	(unaudited)		(unaudited)
	2007	2006	2007	2006
Revenues	$225,226	$185,824	$644,685	$529,687
Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	164,887	135,502	472,422	391,587
Selling, general and administrative expenses	31,457	26,724	89,977	75,324
Depreciation, depletion and amortization	11,228	8,673	31,927	23,139
Other income (expense):
Equity in earnings of affiliates	2,157	1,388	6,027	2,892
Interest	(2,517)	(2,551)	(7,744)	(7,180)
Other income, net	244	452	769	1,299

Income before income taxes and minority interest	17,538	14,214	49,411	36,648
Income tax expense	7,688	6,452	21,840	17,052
Minority interest	79	—	79	—

Net income	$9,929	$7,762	$27,650	$19,596

Basic income per share	$0.60	$0.51	$1.74	$1.28

Diluted income per share	$0.59	$0.50	$1.70	$1.27

Weighted average shares outstanding	16,477,000	15,334,000	15,857,000	15,282,000
Dilutive stock options	397,000	190,000	376,000	190,000

	16,874,000	15,524,000	16,233,000	15,472,000

	As of
	October 31,	January 31,
	2007	2007
Balance Sheet Data:
Total cash and equivalents	$81,535	$13,007
Working capital	137,381	66,989
Total assets	674,793	547,164
Total debt	60,000	151,600
Total stockholders’ equity	411,993	205,034
Common shares issued and outstanding	19,158,000	15,518,000

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